Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

October 29, 2007

AbitibiBowater Inc.

1155 Metcalfe Street, Suite 800

Montreal, Quebec H3B 5H2

Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 (the “Registration Statement”) of AbitibiBowater Inc., a Delaware Corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of an aggregate of 13,526,237 shares of Common Stock, par value $1.00 per share, of the Company (the “Shares”), under the following plans and agreements (collectively, the “Plans”): (i) 910,246 Shares are shares of Common Stock issued or to be issued pursuant to the Abitibi-Consolidated Inc. Amended and Restated Stock Option Plan; (ii) 11,692 Shares are shares of Common Stock issued or to be issued pursuant to the Abitibi-Consolidated Inc. Directors’ Stock Option Plan; (iii) 225,597 Shares are shares of Common Stock issued or to be issued pursuant to the Abitibi-Consolidated Inc. Restricted Share Unit Plan; (iv) 93,475 Shares are shares of Common Stock issued or to be issued pursuant to the Abitibi-Consolidated Inc. Executive Deferred Share Unit Plan; (v) 22,732 Shares are shares of Common Stock issued or to be issued pursuant to the Abitibi-Consolidated Inc. Deferred Share Unit Plan (Stock Plan for Non-Employee Directors); (vi) 28,500 Shares are shares of Common Stock issued or to be issued pursuant to the Abitibi-Consolidated Inc. Employee Share Ownership Plan; (vii) 568,417 Shares are shares of Common Stock issued or to be issued pursuant to the Bowater Incorporated 2006 Stock Option and Restricted Stock Plan; (viii) 1,248,000 Shares are shares of Common Stock issued or to be issued pursuant to the Bowater Incorporated 2002 Stock Option Plan; (ix) 876,720 Shares are shares of Common Stock issued or to be issued pursuant to the Bowater Incorporated 2000 Stock Option Plan; (x) 287,170 Shares are shares of Common Stock issued or to be issued pursuant to the Bowater Incorporated 1997 Stock Option Plan; (xi) 11,908 Shares are shares of Common Stock issued or to be issued pursuant to the Bowater Incorporated 1992 Stock Incentive Plan; (xii) 41,600 Shares are shares of Common Stock issued or to be issued pursuant to the Deferred Compensation Plan for Outside Directors of Bowater Incorporated; and (xiii) 9,200,000 Shares are shares of Common Stock issued or to be issued pursuant to the Bowater Incorporated Savings Plan.

The Shares issuable under the Plans are being registered on the Registration Statement in connection with the business combination of Abitibi-Consolidated Inc. (“Abitibi”) and Bowater Incorporated (“Bowater”) pursuant to the

Combination Agreement and Agreement and Plan of Merger, dated as of January 29, 2007, as amended (the “Combination and Merger Agreement”), among the Company, Abitibi, a corporation amalgamated under the laws of Canada, Bowater, a Delaware corporation, Alpha-Bravo Merger Sub Inc., a Delaware corporation, and Bowater Canada Inc., a corporation incorporated under the laws of Canada. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Combination and Merger Agreement.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement;

2. the Plans and the forms of stock option award agreements (collectively, the “Agreements”) relating to options to purchase, or other awards to acquire, Shares granted under the Plans;

3. the Certificate of Incorporation of the Company, as amended to date;

4. the Amended and Restated Certificate of Incorporation of the Company to be adopted at or prior to the Effective Time;

5. the Bylaws of the Company;

6. the Amended and Restated Bylaws of the Company to be adopted at or prior to the Effective Time;

7. the Certificate of Designation of Special Voting Stock of the Company to be adopted at or prior to the Effective Time; and

8. the Combination and Merger Agreement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated qualifications, we are of the opinion that, when issued in accordance with the terms of the Plans and any applicable Agreement under the Plans, 13,526,237 Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations, orders and applicable judicial and regulatory determinations under those laws, that are currently in effect. Please be advised that no member of this firm is admitted to practice in the State of Delaware.

We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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